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                                                                     EXHIBIT 2.1



                                MERGER AGREEMENT

                                   DATED AS OF

                                FEBRUARY 28, 2003

                                  BY AND AMONG

               INFOUSA INC., A DELAWARE CORPORATION ("PURCHASER")

            CORPORATE T, INC., A DELAWARE CORPORATION ("CORPORATE T")

               CMGI, INC., A DELAWARE CORPORATION ("STOCKHOLDER")

                                       AND

              YESMAIL, INC., A DELAWARE CORPORATION (THE "COMPANY")



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                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (this "Agreement") is made and entered into as of the 28th day of February, 2003, by and among Corporate T, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Corporate T"), infoUSA Inc., a Delaware corporation ("Purchaser"), CMGI, Inc., a Delaware corporation ("Stockholder"), as the owner and registered holder of all of the issued and outstanding capital stock of Yesmail, Inc., a Delaware corporation (the "Company"), and the Company.

                                   WITNESSETH

         WHEREAS, the Company, with its principal executive offices located at 222 Riverside Plaza, Chicago, Illinois, is engaged in the business of providing customer acquisition and customer retention email marketing services (the "Business"); and

         WHEREAS, this Agreement contemplates a transaction in which Corporate T will merge with and into the Company, the Company will become a wholly owned subsidiary of Purchaser and the Stockholder will receive cash.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises made in this Agreement and the representations, warranties, covenants, conditions and indemnities contained in this Agreement, and intending to be legally bound, the parties agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

         1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section 1.1:

                  (a) "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, damages, diminution of value, penalties, amounts paid in settlement and all other fees, costs and expenses, including court costs and reasonable attorneys' fees and expenses.

                  (b) "Affiliate" of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person or related by blood, marriage or adoption to such Person.

                  (c) "Andover License" has the meaning specified in Section
6.15.

                  (d) "Authority" means any federal, state, local or foreign court or governmental or regulatory agency or authority.

                  (e) "Basket" has the meaning specified in Section 8.2(c).

                  (f) "Business" has the meaning specified in the recitals of this Agreement.

                  (g) "Certificate of Merger" has the meaning specified in
Section 2.2(a).



                                      -2-
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                  (h) "Chicago Leases" means the Great Lakes Lease and the
Riverside Lease.

                  (i) "Claim" has the meaning specified in Section 8.2(a).

                  (j) "Closing" has the meaning specified in Section 2.5(a).

                  (k) "Closing Balance Sheet" has the meaning specified in
Section 2.4(a).

                  (l) "Closing Date" has the meaning specified in Section
2.5(a).

                  (m) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (n) "Code" means the Internal Revenue Code of 1986, as amended.

                  (n) "Company" has the meaning specified in the initial paragraph of this Agreement.

                  (o) "Company's Employee Benefit Plans" has the meaning specified in Section 3.22.

                  (p) "Domain Names" means all rights in any internet website and internet web names presently owned by the Company or used in the Business.

                  (q) "Effective Time" has the meaning specified in Section
2.2(a)

                  (r) "Employee" means any individual employed by the Company.

                  (s) "Employee Benefit Plan" means any (i) nonqualified pension, profit sharing, deferred compensation, stock purchase, stock option, incentive, bonus, severance, retirement or other type of employee benefit plan, program or arrangement which is an Employee Pension Benefit Plan; (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); or
(iv) Employee Welfare Benefit Plan or fringe benefit plan, program or arrangement.

                  (t) "Employee Pension Benefit Plan" has the meaning specified in Section 3(2) of ERISA.

                  (u) "Employee Welfare Benefit Plan" has the meaning specified in Section 3(1) of ERISA.

                  (v) "Environmental Laws" means all federal, state, local or foreign laws (including rules, regulations, codes, plans, ordinances, injunctions, judgments, orders, decrees, rulings and charges of any Authority thereunder) concerning pollution or protection of the environment or human health and safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, petroleum or its byproducts or derivatives, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, holding, storage, disposal, transport or handling



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of pollutants, petroleum or its byproducts or derivatives, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

                  (w) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (x) "Escrow Agent" means Five Points Bank.

                  (y) "Escrow Agreement" has the meaning specified in Section
2.4.

                  (z) "Escrow Amount" has the meaning specified in Section
2.2(f).

                  (aa) "Financial Statement" or "Financial Statements" has the meaning specified in Section 3.7.

                  (bb) "Frankowitz Indemnification Agreement" has the meaning specified in Section 6.8.

                  (cc) "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

                  (dd) "Great Lakes Lease" means that certain Office/Service Center Lease, dated as of May 12, 1998, by and between Great Lakes Reit, L.P. and Superhighway Consulting, Inc., the Sublease dated as of July 24, 2000, by and between yesmail.com,inc. n/k/a the Company and Object Mentor, Inc., an Illinois corporation, and the leasehold improvements thereto.

                  (ee) "Great Lakes Lease Assignment" has the meaning specified in Section 6.10.

                  (ff) "Hazardous Substance Release" means any emission, discharge, release or threatened release into ambient air, surface water, ground water or lands of any pollutant, petroleum or its byproducts or derivatives, contaminant or chemical, industrial, hazardous or toxic material or waste, including those identified or defined in any Environmental Law.

                  (gg) "IRS Letter" has the meaning specified in Schedule 3.22.

                  (hh) "Indemnified Party" has the meaning specified in Section 8.2(a).

                  (ii) "Indemnifying Party" has the meaning specified in Section 8.2(a).

                  (jj) "Initial Merger Consideration" has the meaning specified in Section 2.2(e)(ii).

                  (kk) "Intellectual Property" means (i) all trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, together with all abbreviations, translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (ii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iii) all databases and compilation of data not in database form; (iv) all mask works and all applications, registrations and renewals in connection therewith, and (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques,



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technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals).

                  (ll) "Intercompany Transactions" means any intercompany payable or intercompany receivable between the Company and Stockholder.

                  (mm) "Knowledge of Company" means the actual knowledge of Dave Menzel, Matt Briesch, Scott Stephens, Larry Mazurkiewicz and Ed Henrich.

                  (nn) "Leased Real Property" has the meaning specified in
Section 3.13.

                  (oo) "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated or whether due or to become due).

                  (pp) "Lien" means any lien, charge, claim, security interest, conditional sale agreement, mortgage, indenture, deed of trust, security agreement, pledge, hypothecation, option, restriction, condition or other encumbrance or defect of title of any kind or nature.

                  (qq) "Material Adverse Effect" means a material adverse effect upon the business, financial condition, results of operations, prospects or earnings of the Company.

                  (rr) "Material Contracts" has the meaning specified in Section 3.21(a).

                  (ss) "Mediator" means the Chicago, Illinois office of the accounting firm of PricewaterhouseCoopers, LLP.

                  (tt) "Merger" has the meaning specified in Section 2.1.

                  (uu) "Most Recent Balance Sheet" means the balance sheet of the Company as of January 31, 2003.

                  (vv) "Most Recent Balance Sheet Date" means January 31, 2003.

                  (ww) "Multiemployer Plan" has the meaning specified in Section 3(37) of ERISA.

                  (xx) "Noncompetition Agreement" has the meaning specified in
Section 6.6.

                  (yy) "Office Furniture and Telephone Equipment" means (i) the office furniture and cubicles owned by the Company and located at the Riverside Lease premises and (ii) the telephone system owned by the Company and located at the Riverside Lease premises, as listed on Schedule 1.2.

                  (zz) "Patents" means all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof.

                  (aaa) "PBGC" means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.



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                  (bbb) "Person" means an individual, a corporation, a
partnership, a limited liability company, an association, an Authority, a trust or any other entity or organization.

                  (ccc) "Purchaser" has the meaning specified in the initial paragraph of this Agreement.

                  (ddd) "Purchaser's Objection Notice" has the meaning specified in Section 2.3(b).

                  (eee) "Rebate Obligations" has the meaning specified in
Section 3.24.

                  (fff) "Riverside Lease" means that certain Office Space Lease, dated as of November 2, 1999, by and between Riverside Plaza Corp., a Delaware corporation, and yesmail.com,inc. n/k/a the Company and the leasehold improvements thereto.

                  (ggg) "Riverside Lease Landlord" means 222 S. Riverside L.L.C., and its successors and assigns.

                  (hhh) "Riverside Lease Termination Agreement" has the meaning specified in Section 6.11.

                  (iii) "San Francisco Lease" means that certain License Agreement, dated as of March 29, 2002, by and between the Stockholder and the Company, for premises located at 575 Market Street, San Francisco, California.

                  (jjj) "San Francisco Lease Amendment" has the meaning specified in Section 6.9.

                  (kkk) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  (lll) "Stockholder" has the meaning specified in the initial paragraph of this Agreement.

                  (mmm) "Stockholder Leased Equipment" means the equipment and software leased by Stockholder and used by the Company in the Business, as listed on Schedule 1.1.

                  (nnn) "Company's Disclosure Schedule" has the meaning specified in the initial paragraph of Article III.

                  (ooo) "Stockholder's Objection Notice" has the meaning specified in Section 2.3(b).

                  (ppp) "Series A Preferred Stock" means the 2,850,000 shares of Series A Preferred Stock, $.01 par value per share, of the Company issued and outstanding and held by Stockholder.

                  (qqq) "Software" has the meaning specified in Section 3.15(e).

                  (rrr) "Surviving Corporation" has the meaning specified in
Section 2.1.

                  (sss) "Tax Returns" has the meaning specified in Section 3.25(a).



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                  (ttt) "Taxes" means all federal, state, local or foreign
income, gross receipts, license, employment, payroll, withholding, severance, premium, disability, excise, value-added, accumulated earnings, net worth, alternate minimum, estimated, sales, use, transfer, real estate, environmental (including Taxes under Code Section 59A), personal property, use and occupancy, business and occupation, maritime, mercantile, tariff, duty, capital stock, franchise, gift or estate and all other taxes or fees of any kind, character, nature or description, and includes interest, penalties and deficiencies thereon and estimated taxes.

                  (uuu) "Transition Services Agreement" has the meaning specified in Section 6.7.

                  (vvv) "Working Capital" means the net current assets of the Company minus the net current liabilities of the Company on the Closing Date, excluding the Intercompany Transactions and any Liabilities associated with the Chicago Leases.

                  (www) "Working Capital Deficiency" has the meaning specified in Section 2.4(d).

                  (xxx) "Working Capital Excess" has the meaning specified in
Section 2.4(d).

                                   ARTICLE 2.
                                 THE TRANSACTION

         2.1 MERGER. On and subject to the terms and conditions of this Agreement, Corporate T will merge with and into the Company (the "Merger") as of the Closing. The Company will be the corporation surviving the Merger (the "Surviving Corporation").

         2.2 EFFECT OF MERGER.

                  (a) General. The Merger shall become effective at 11:59 p.m. EST (the "Effective Time") on the date of filing of the certificate of merger substantially in the form of Exhibit 2.2(a) (the "Certificate of Merger") with the Secretary of State of the state of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any documents) in the name and on behalf of either the Company or Corporate T in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (b) Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of Corporate T immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

                  (c) Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of Corporate T immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

                  (d) Directors and Officers. The directors and officers of Corporate T shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).



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                  (e) Conversion of Stock. At the Effective Time and without any action on the part of the holders of the outstanding shares of capital stock of the Company or Corporate T:

                           (i) The shares of Series A Preferred Stock issued and
outstanding immediately prior to the Effective Time will be automatically converted into solely the right to receive in cash, subject to the terms and conditions of this Agreement, (A) $4,500,000.00 (the "Initial Merger Consideration"), and (B) the balance of the $500,000.00 held in escrow pursuant to Section 2.2(f) (the "Escrow Amount").

                           (ii) Any issued and outstanding shares of common
stock, $.01 par value per share, of the Company shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                           (iii) Each share of Corporate T's common stock issued
and outstanding immediately before the Effective Time will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (f) Escrow. On the Closing Date, Purchaser will deposit an amount equal to the Escrow Amount with the Escrow Agent and such Escrow Amount will be governed by the terms of the escrow agreement substantially in the form of Exhibit 2.2(f) (the "Escrow Agreement").

                  (g) Intercompany Debt. Prior to Closing, the Stockholder and the Company shall be deemed to have forgiven as a contribution to capital, cancelled, released and terminated any and all debts and amounts owed, outstanding and payable to each other as of the Closing Date, including without limitation the Intercompany Transactions.

         2.3 PROCEDURE FOR PAYMENT. On the Closing Date, (a) Stockholder will deliver to Purchaser certificate(s) evidencing all outstanding shares of stock in the Company, and (b) Purchaser shall deliver to Stockholder the Initial Merger Consideration by wire transfer or delivery of other immediately available United States funds.

         2.4 CLOSING BALANCE SHEET ADJUSTMENT.

                  (a) Purchaser shall cause a balance sheet of the Company as of the close of business on the Closing Date to be prepared in accordance with the books and records of the Company and in compliance with GAAP consistently applied. Such balance sheet shall be adjusted to: (i) exclude all Liabilities resulting from any accrual on any prior balance sheet of the Company relating to the residual value of equipment of the Company after the termination of the current equipment lease (the "Residual Value Accrual Liabilities"), (ii) exclude the Chicago Leases, (iii) exclude the Intercompany Transactions, (v) exclude all cash and the restricted cash relating to the Chicago Leases, and (vi) include, to the extent not already included thereon, all other adjustments agreed to by the parties or contemplated by the terms of this Agreement (such balance sheet as so adjusted, the "Closing Balance Sheet"). The Closing Balance Sheet shall be delivered by Purchaser to Stockholder within 75 days after the Closing Date for review by Stockholder. All costs and expenses of Purchaser incurred in connection with the Closing Balance Sheet shall be paid by Purchaser and all costs and expenses of Stockholder incurred in connection with the Closing Balance Sheet shall be paid by Stockholder. After Purchaser delivers the Closing Balance Sheet, Purchaser shall cause the Company to, and the Company shall provide any information reasonably requested by Stockholder in order to review the Closing Balance Sheet for the purposes of approving or objecting thereto.



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                  (b) If Stockholder objects to all or part of the Closing
Balance Sheet as delivered by Purchaser, Stockholder must deliver to Purchaser written notice of such objections ("Stockholder's Objection Notice") not more than 15 days after the date Stockholder receives the Closing Balance Sheet. If Stockholder does not deliver a Stockholder's Objection Notice to Purchaser within such 15-day period, Stockholder shall be deemed to have accepted the Closing Balance Sheet delivered by Purchaser. If a Stockholder's Objection Notice is delivered to Purchaser by Stockholder within such 15-day period, Purchaser shall have 15 days after the date Purchaser receives Stockholder's Objection Notice to object to Stockholder's objections by delivering a written notice of objection ("Purchaser's Objection Notice") to Stockholder. If Purchaser does not deliver a Purchaser's Objection Notice to Stockholder within such 15-day period, Purchaser shall be deemed to have accepted Stockholder's objections to the Closing Balance Sheet and Purchaser shall revise the Closing Balance Sheet in accordance with Stockholder's objections contained in Stockholder's Objection Notice. If Purchaser does deliver Purchaser's Objection Notice to Stockholder within such 15-day period, Stockholder and Purchaser shall use reasonable best efforts to resolve all objections relating to the Closing Balance Sheet. If Stockholder and Purchaser do not reach a final resolution of all such objections within 15 days after delivery of Purchaser's Objection Notice, Stockholder and Purchaser shall submit all unresolved objections to the Mediator for resolution. Any documents submitted by a party to the Mediator, either unilaterally or at the Mediator's request, shall be simultaneously submitted to the other party. The Mediator's decision shall be rendered within 45 days after submittal. The determination of the Mediator shall be set forth in writing and shall be conclusive and binding upon Stockholder and Purchaser. The Closing Balance Sheet shall be revised by Purchaser as appropriate to reflect the resolution of any such objections among the parties or by the Mediator.

                  (c) In the event Stockholder and Purchaser submit any unresolved objections to the Closing Balance Sheet to the Mediator for resolution as provided herein, Purchaser and Stockholder shall share responsibility for the fees and expenses of the Mediator as follows:

                           (i) if the Mediator resolves all of the unresolved
objections in favor of Purchaser, Stockholder shall be responsible for all of the fees and expenses of the Mediator;

                           (ii) if the Mediator resolves all of the unresolved
objections in favor of Stockholder, Purchaser shall be responsible for all of the fees and expenses of the Mediator; and

                           (iii) if the Mediator resolves some of the unresolved
objections in favor of Purchaser and the rest of the unresolved objections in favor of Stockholder, Purchaser shall be responsible for a proportionate amount of the fees and expenses of the Mediator based on the dollar amount of the unresolved objections resolved against Purchaser compared to the total dollar amount of all unresolved objections submitted to the Mediator and Stockholder shall be responsible for a proportionate amount of the fees and expenses of the Mediator based on the dollar amount of the unresolved objections resolved against Stockholder compared to the total dollar amount of all unresolved objections submitted to the Mediator.

                  (d) Based on the Closing Balance Sheet, the Initial Merger Consideration shall be adjusted as follows: (i) if the Company's Working Capital, as reflected on the Closing Balance Sheet, is less than $500,000.00 (the amount of such deficiency referred to as the "Working Capital Deficiency"), Stockholder shall be obligated to pay back to Purchaser an amount equal to the Working Capital Deficiency; (ii) if the Working Capital, as reflected on the Closing Balance Sheet, is greater than $500,000.00 (the amount of such excess referred to as the "Working Capital Excess"), Purchaser shall be obligated to pay to Stockholder an additional



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amount equal to the sum of the Working Capital Excess, or (iii) if the Working
Capital, as reflected on the Closing Balance Sheet, is equal to $500,000.00, there shall be no adjustment made to the Initial Merger Consideration. Any amounts payable under this Section 2.4(d) shall be paid in cash, together with interest at the prime rate of interest as reported in the Wall Street Journal, Midwest Edition, on the Closing Date, beginning on the Closing Date and ending on the date of payment, within 3 business days after the date on which the Closing Balance Sheet is finally determined pursuant to Section 2.4(b).

                  (e) Purchaser shall make the work papers and back-up materials used in preparing the Closing Balance Sheet available to Stockholder and Stockholder's other representatives, and to the Mediator in the event any unresolved objections to the Closing Balance Sheet are submitted to the Mediator.

         2.5 THE CLOSING.

                  (a) The Closing; the Closing Date; Location of the Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 4:00 p.m. Central Time, on February 28, 2003, or at such other time or on such other date as mutually agreed upon by the parties to this Agreement (the "Closing Date") at the offices of Koley Jessen P.C., 1128 S. 103rd Street, Suite 800, Omaha, Nebraska 68124 or at such other place as may be mutually agreed upon by the parties to this Agreement. All transactions which are to take place at the Closing shall be considered to have taken place simultaneously, and no delivery or payment shall be considered to have been made until all the transactions have been completed.

                  (b) Deliveries at the Closing. At the Closing, (i) the Company and the Stockholder shall deliver the various certificates, instruments, documents or items referred to in this Agreement, including Section 7.1, (ii) Purchaser and Corporate T shall deliver the various certificates, instruments, documents or items, and the payments referred to in this Agreement, including
Section 7.2. and (iii) Purchaser will file with the Secretary of state of Delaware the Certificate of Merger.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                                   OF COMPANY

         Except as set forth on the schedules attached hereto (collectively, the "Company Disclosure Schedules"), the schedule numbers of which are numbered to correspond to the section number of this Agreement to which they refer, the Company represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date as follows:

         3.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of its assets, or the nature of its activities, requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The state of incorporation of the Company, and each state in which the Company is qualified to do business as a foreign corporation are set forth on Schedule 3.1. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the assets and properties owned and used by it. The Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws, as amended.



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         3.2 AUTHORITY AND ENFORCEABILITY. The Company has full power and authority, including full corporate power and authority, to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms. Except as set forth on Schedule 3.2, the Company is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Authority or Person in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give such notice, make such filing or obtain such authorization, consent or approval would not have a Material Adverse Effect.

         3.3 NONCONTRAVENTION. The execution or delivery of this Agreement (or the consummation of the transactions contemplated by this Agreement) will not
(a) violate any law, constitution, code, statute or ordinance, or any regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Authority to which the Company is subject, (b) violate any provision of the certificate of incorporation or bylaws, as amended, or any resolution adopted by the board of directors or shareholder of the Company, or
(c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, give any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any material agreement, license, permit, authorization, instrument or other arrangement to which the Company is a party or by which the Company is bound or to which any of the assets or properties of the Company are subject (or result in the imposition of any Lien upon any of such assets).

         3.4 CAPITAL. The Company's authorized capital stock consists of 60,000,000 shares of $0.01 par value Common Stock, none of which have been issued, and 5,000,000 shares of $0.01 par value Preferred Stock, of which (a) 2,000,000 shares have been designated as $0.01 par value Series B Convertible Preferred Stock, none of which have been issued, and (b) 2,850,000 shares have been designated as $0.01 par value Series A Preferred Stock, of which 2,850,000 shares have been duly authorized, validly issued, fully paid and nonassessable, and are held of record by Stockholder. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other agreements or commitments that could require the issuance or sale of or otherwise cause to become outstanding, any of the capital stock of the Company which is unissued or which is issued but not outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or arrangements with respect to the voting of the Series A Preferred Stock.

         3.5 SUBSIDIARIES. The Company has no subsidiaries.

         3.6 [INTENTIONALLY OMITTED]

         3.7 FINANCIAL STATEMENTS. The books of account and related records of the Company correctly, accurately and completely reflect, in all material respects, all of its assets, Liabilities and transactions in compliance with GAAP, applied on a consistent basis throughout the periods covered. Schedule 3.7 contains correct, accurate and complete copies of the unaudited balance sheets, statements of income, changes in stockholder's equity and cash flows of the Company as of and for the fiscal years ended July 31, 2001, and 2002, and the unaudited balance sheet and statements of income, changes in stockholder's equity and cash flows as of and for the six (6) months ended January 31, 2003 (collectively the "Financial Statements"), each of which (a) has been prepared based on, and in accordance with, the



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books of account and related records of the Company, (b) has been prepared in compliance with GAAP applied on a consistent basis for the periods covered (subject, however, to the absence of notes required by GAAP) and (c) correctly, accurately and completely presents, in all material respects, the financial condition, financial position, results of operations, assets and Liabilities of the Company for the periods covered.

         3.8 [INTENTIONALLY OMITTED.]

         3.9 ABSENCE OF CHANGE. Since the Most Recent Balance Sheet Date, there has been no event or occurrence which has caused or could reasonably be expected to cause a Material Adverse Effect. Since the Most Recent Balance Sheet Date, except as disclosed in Schedule 3.9, there has not been:

                  (a) any sale, lease, transfer or assignment by the Company of any of its assets or properties, other than for fair consideration in the ordinary course of business consistent with past practice;

                  (b) any agreement, lease, license or other arrangement (or series of related agreements, leases, licenses or other arrangements) entered into by the Company either involving more than $50,000.00 or which is outside the ordinary course of business consistent with past practice;

                  (c) any acceleration, termination, modification or cancellation by any Person (including the Company) of any agreement, lease, license or other arrangement (or series of related agreements, leases, licenses or other arrangements) involving more than $30,000.00 to which the Company is a party or by which it is bound;

                  (d) any Lien imposed upon any of the assets or properties of the Company;

                  (e) any capital expenditure (or series of related capital expenditures) made by the Company either involving more than $50,000.00 or which is outside the ordinary course of business consistent with past practice;

                  (f) any capital contribution to or investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related investments, loans or acquisitions) by the Company;

                  (g) any note, bond or other debt security issued or any indebtedness for borrowed money or capitalized lease obligation created, incurred, assumed or guaranteed by the Company;

                  (h) any delay or postponement in the payment of accounts payable or other Liabilities of the Company either involving more than $30,000.00 or which is outside the ordinary course of business consistent with past practice;

                  (i) any cancellation, compromise, waiver or release of any right or claim (or series of related rights or claims) by the Company either involving more than $30,000.00 or which is outside the ordinary course of business consistent with past practice;

                  (j) any disposition by the Company of or failure to keep in effect any rights in, to or for the use of any Intellectual Property, except where the disposition or failure would not have a Material Adverse Effect;

                  (k) any change made to, or authorized to be made to, the certificate of incorporation or bylaws of the Company;

                  (l) any issuance, sale or other disposition of, or grant of any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other agreements or commitments that could require the issuance or sale of, or otherwise cause to become outstanding, any of the Company's capital stock;

                  (m) any dividend declared, set aside or paid or any distribution by the Company with respect to its capital stock (whether in cash or in kind) or any redemption, purchase or other acquisition of any of its capital stock;

                  (n) any damage, destruction or loss experienced by the Company with respect to its assets or properties involving more than $30,000.00;

                  (o) any loan or other transaction between the Company and any of its directors, officers, Employees or independent contractors of the Company, as applicable;

                  (p) any employment or collective bargaining agreement entered into by the Company, or any termination, modification or cancellation of the terms of any such existing agreement;

                  (q) any increase in the base compensation of, or any other change by the Company in the employment terms for, any of the directors or officers of the Company, any of the Employees or independent contractors of the Company which is outside of the ordinary course of business consistent with past practice;

                  (r) any payment of bonus compensation to any of the directors or officers of the Company or any of the Employees which is outside of the ordinary course of business consistent with past practice;

                  (s) any adoption of, amendment or modification to or termination of any Employee Benefit Plan or other plan, agreement, commitment or arrangement for the benefit of any of the directors or officers of the Company or any of the Employees;

                  (t) any change by the Company in its accounting methods, principles or practices;

                  (u) any tax election which is outside the ordinary course of business consistent with past practice;

                  (v) any charitable pledge or contribution by the Company which is outside of the ordinary course of business consistent with past practice; or

                  (w) any other material occurrence, event, incident, action, failure to take action or transaction involving the Company which is outside of the ordinary course of business consistent with past practices and which could reasonably be expected to cause a Material Adverse Effect.

         3.10 UNDISCLOSED LIABILITIES. The Company does not have any Liability, except for (a) Liabilities set forth on the Most Recent Balance Sheet; (b) Liabilities set forth on Schedule 3.10 and (c) Liabilities incurred in the ordinary course of business consistent with past practices.

         3.11 CLAIMS. Except as set forth on Schedule 3.11, (a) there are no actions, suits, proceedings, hearings, investigations, charges, complaints, claims or demands of any kind pending or, to the Knowledge of Company, threatened against or affecting the Company; (b) there are no injunctions, judgments, orders or decrees of any kind which are outstanding against or unsatisfied by the Company; and (c) the Company is not charged or, to the Knowledge of Company, threatened with, or under investigation with respect to, any alleged violation of any provision of any law, constitution, code, statute or ordinance or any regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Authority relating to the Company or any aspect of the Business.

         3.12 LEGAL COMPLIANCE. Except as set forth on Schedule 3.12, and except for environmental matters which shall be governed by Section 3.14, (a) the Company has complied with all applicable laws, constitutions, codes, statutes or ordinances, or any regulations, rules, injunctions, judgments, orders, decrees, rulings, charges or other restrictions of all Authorities applicable to the Company; and (b) the Company has obtained all franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights required to be obtained by the Company from an Authority in order to conduct the Business, except where the failure to obtain such franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights would not have a Material Adverse Effect, and such franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights are current and have not been revoked, suspended, canceled or terminated.

         3.13 REAL PROPERTY. The Company does not own any real property. Set forth on Schedule 3.13 is a list and brief description, including address location, of all real property leased or subleased to or by the Company, excluding the Andover License, San Francisco Lease, the San Francisco Lease Amendment and the Chicago Leases (the "Leased Real Property"). Correct, accurate and complete copies of the leases and subleases for the Leased Real Property, as amended to date, are attached to Schedule 3.13. With respect to each lease or sublease for the Leased Real Property:

                  (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                  (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

                  (c) neither the Company, nor, to the Knowledge of Company, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the Company or permit termination, modification or acceleration thereunder;

                  (d) neither the Company, nor, to the Knowledge of Company, any other party to the lease or sublease has overtly repudiated any provision thereof;

                  (e) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                  (f) to the Knowledge of Company, all buildings, improvements or facilities leased or subleased thereunder have received all approvals of Authorities (including licenses, permits, certificates, authorizations or registrations) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, statutes, constitutions and ordinances and all applicable rules and regulations of Authorities;

                  (g) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, imposed a Lien on or encumbered any interest in the leasehold or subleasehold;

                  (h) all buildings, improvements or facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities as presently conducted; and

                  (i) none of the Leased Real Property contains any patent defects, or to the Knowledge of Company, latent defects.

         3.14 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.14, (a) the Company has complied with the Environmental Laws in all respects (and no notice, citation, summons, charge or order has been issued, to the Knowledge of Company, no complaint has been filed, no penalty has been assessed and no action, suit, proceeding, hearing, investigation or review is pending or, to the Knowledge of Company, threatened by any Authority against the Company alleging any such failure to comply); (b) the Company has obtained and been in compliance with all of the terms and conditions of all licenses, permits, certificates, approvals, authorizations and registrations which are required to be obtained by the Company from an Authority under the Environmental Laws; (c) the Company has complied in all respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws; and (d) to the Knowledge of Company, no Hazardous Substance Release is occurring on any of the Leased Real Property, and to the Knowledge of Company, no Hazardous Substance Release has occurred in the past on or at any real property, including the Leased Real Property, occupied or used by the Company.

         3.15 INTELLECTUAL PROPERTY.

                  (a) Except as set forth on Schedule 3.15(a), the Company owns or has the right to use pursuant to license, sublicense, agreement, permission or otherwise, all Intellectual Property and, to the Knowledge of the Company, all Patents used by the Company in the operation of the Business as presently conducted. Each item of Intellectual Property and each Patent owned by the Company or used by the Company in the operation of the Business as of the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing, except where a failure of the foregoing would not have a Material Adverse Effect. The Company has taken reasonable measures to maintain and protect each item of Intellectual Property and each Patent owned by the Company or used by the Company in the operation of the Business.

                  (b) (i) The Company has not infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any other Person, and the Company has not received any charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any other Person). To the Knowledge of Company, no other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Intellectual Property rights of the Company.

                           (ii) Except as set forth on Schedule 3.15(b), to the
Knowledge of Company, the Company has not infringed upon, interfered with, misappropriated, or otherwise violated any existing Patent rights of any other Person enforceable in the United States, and the Company has not received any charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Patent rights of any other Person). To the Knowledge of Company, no other Person has infringed upon, interfered with, misappropriated or otherwise violated any Patent rights of the Company.

                  (c) Set forth on Schedule 3.15(c) is (i) a list of each Patent or Patent registration which has been issued to or submitted by the Company, the date of issuance of each Patent or registration and the item or invention to which each patent or registration corresponds; (ii) a list of each pending Patent application or application for registration which has been made with respect to any of the Patents owned by the Company, the date of each application and the item or invention which is referenced in each application; and (iii) except for licenses granted to the Company's clients in the ordinary course of business allowing the client to use one or more of the Company's products or services, a list of each license, agreement or other permission which has been granted by the Company to any other Person with respect to any of the Intellectual Property or Patents of the Company (together with any exceptions) and the date of each license, agreement or permission and the item of Intellectual Property or Patent which is the subject of each license, agreement or permission. With respect to each item of Intellectual Property or Patent set forth on Schedule 3.15(c):

                           (w) the Company possesses all right, title and
interest in and to the item, free and clear of all Liens or licenses;

                           (x) the item is not subject to any outstanding
injunction, judgment, order, decree, ruling, charge or other restriction of any Authority;

                           (y) no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Company, threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (z) the Company has not agreed to indemnify any other
Person for or against any infringement, misappropriation or other conflict with respect to the item, except in connection with licenses granted to the Company's clients in the ordinary course of business allowing the client to use one or more of the Company's products or services.

                  (d) Set forth on Schedule 3.15(d) is a list of each item of Intellectual Property and each Patent that any other Person owns and that the Company uses pursuant to license, sublicense, agreement, permission or otherwise and is material to the Business and a description of each such license, sublicense, agreement, permission or other right to use. With respect to each item of Intellectual Property or Patent set forth on Schedule 3.15(d).

                           (i) the license, sublicense, agreement, permission or
other right to use covering the item is legal, valid, binding, enforceable and in full force and effect;

                           (ii) the license, sublicense, agreement, permission
or other right to use will continue to be legal, valid, binding, enforceable and in full force and effect on substantially identical terms following the consummation of the transactions contemplated by this Agreement;

                           (iii) neither the Company nor, to the Knowledge of
Company, any other party to the license, sublicense, agreement, permission or other right to use is in breach or default, and to the Knowledge of Company, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                           (iv) neither the Company nor, to the Knowledge of
Company, any other party to the license, sublicense, agreement, permission or other right to use has repudiated any provision thereof;

                           (v) the Company's use of the item is not subject to
any outstanding injunction, judgment, order, decree, ruling, charge or restriction of any Authority;

                           (vi) no action, suit, proceeding, hearing,
investigation, charge, complaint, claim or demand is pending or, to the Knowledge of Company, threatened which challenges the legality, validity or enforceability of the Company's use of the item which would have a Material Adverse Effect; and

                           (vii) the Company has not granted any sublicense or
similar right with respect to the license, sublicense, agreement, permission or other right to use, except as permitted.

                  (e) Set forth on Schedule 3.15(e) is a list of, and number of licenses, if applicable, for all computer software (including data and related documentation) used in connection with the Business as presently conducted (the "Software"). The number of licenses owned by the Company for each item of Software is sufficient to conduct the Business as presently conducted with respect to each item of Software set forth on Schedule 3.15(e), except where a failure of the foregoing would not have a Material Adverse Effect. With respect to each item of Software set forth on Schedule 3.15(e):

                           (i) neither of the Company nor any Employee, agent of
the Company or any independent contractor engaged by the Company has developed or assisted in the enhancement of the item or in the development of any program or product based on the item or any part thereof where such enhancement or development would be considered a derivative work of such Software and owned by the vendor of such Software; and

                           (ii) to the Knowledge of Company, no Employee, agent
of the Company or any independent contractor engaged by the Company is now in default under any term of any agreement, noncompetition arrangement or restrictive covenant relating to the item or its development or exploitation.

         In addition with respect to Software set forth on Schedule 3.15(e) that the Company is developing or has developed, or which is being developed or was developed for the Company, the Company has kept secret and has not disclosed the source code to any other Person other than certain Employees who are subject to the terms of a binding confidentiality agreement with respect thereto. The Company has taken all appropriate measures to protect the confidential and proprietary nature of such Software, including the use of confidentiality agreements with all of its Employees having access to the source and object code of such Software.

                  (f) Schedule 3.15(f) contains a complete and accurate list and summary description of all Domain Names, including the date of expiration of each Domain Name. With respect to each Domain Name set forth on Schedule 3.15(f):

                           (i) the Domain Name has been registered in the name
of the Company;

                           (ii) the Domain Name while registered in the name of
the Company has not been and is not now involved in any dispute, opposition, invalidation or cancellation proceeding and, to the Knowledge of Company, no such action is threatened with respect to the Domain Name;

                           (iii) to the Knowledge of Company, there is no
registered domain name owned by any other Person which is confusingly similar to the Domain Name which has drawn customers or potential customers away in material numbers from the web site(s) used by the Company; and

                           (iv) the Domain Name does not infringe and, to the
Knowledge of Company, is not alleged to infringe the trademark or service mark of any other Person.

                  (g) Set forth on Schedule 3.15(g) is a list of the top 15 customers, by dollar volume, of the Company and the top 15 suppliers, by dollar volume, of the Company for each of the last 3 calendar years. To the Knowledge of Company, none of the customers or suppliers intend to cease doing business with, or materially alter the amount or nature of the business that each is doing with, the Company.

         3.16 ASSETS; CONDITION OF TANGIBLE ASSETS. Except (a) for Intellectual Property, Patents and Software which shall be governed by Section 3.15 above,
(b) as set forth on Schedule 3.16(a), (c) for the Chicago Leases and the San Francisco Lease, and (d) for the Stockholder Leased Equipment, the assets of the Company as of the Closing Date includes all assets and properties which are necessary for the operation of the Business. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used and contains no patent defects or, to the Knowledge of Company, latent defects, either of which could reasonably be expected to render such asset unsuitable for the purposes for which it presently is used.

         3.17 TITLE TO ASSETS. Except (a) for Intellectual Property, Patents and Software which shall be governed by Section 3.15 above, (b) as set forth on
Schedule 3.16(a), (c) for the Chicago Leases and the San Francisco Lease, and
(d) for the Stockholder Leased Equipment, the Company owns, leases or has the right to use (via license, permission or other rights), all tangible and intangible assets and properties of every kind, character and description used in the Business, free and clear of all Liens (except for Liens on leased equipment as set forth on Schedule 3.17), and including, but not limited to, the assets listed on Exhibit "A" to that certain Lease Termination Agreement dated as of the 28th day of February, 2003 by and between 222 South Riverside, LLC and the Company.

         3.18 [INTENTIONALLY OMITTED.]

         3.19 EMPLOYEES; EMPLOYMENT MATTERS.

                  (a) Set forth on Schedule 3.19(a) is a complete and accurate list of the following information for each of the Employees, including each Employee on leave of absence or layoff status: name, job title, current compensation paid or payable and any change in compensation since July 31, 2002, vacation accrued and service credited for purposes of vesting or eligibility to participate under any of the Employee Benefit Plans.

                  (b) Set forth on Schedule 3.19(b) is a complete and accurate list of the following information for each retired Employee or his dependents receiving benefits or scheduled to receive benefits in the future: name, Employee benefit, Employee benefit option election, retiree medical insurance coverage, retiree life insurance coverage and other benefits.

                  (c) Except as set forth on Schedule 3.19(c), to the Knowledge of Company, no executive, officer or key Employee or group of Employees has any plans to terminate employment with the Company.

                  (d) The Company is not a party to or bound by any collective bargaining agreement and has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has not committed any unfair labor practice. No organizational effort is presently being made or, to the Knowledge of Company, threatened by or on behalf of any labor union with respect to the Employees.

         3.20 SALES REPRESENTATIVES, DEALERS AND DISTRIBUTORS. Except as set forth on Schedule 3.20, the Company is not a party to any contract or agreement with any Person under which such other Person is a sales agent, representative, dealer or distributor of any of the products or services of the Company, and which by its terms cannot be terminated at-will or on not more than 30 days' prior notice, and there has been no change in the rate of compensation paid or payable to any such Person since July 31, 2002.

         3.21 MATERIAL CONTRACTS.

                  (a) Set forth on Schedule 3.21 is a list of the following contracts and other agreements, whether written or oral, to which the Company is a party (collectively, the "Material Contracts"):

                           (i) any agreement (or group of related agreements)
for the lease of personal property to or from any Person providing for lease payments in excess of $50,000.00 per year;

                           (ii) any agreement (or group of related agreements)
for the purchase or sale of commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a loss to the Company or involve consideration in excess of $75,000.00;

                           (iii) any agreement concerning a partnership or joint
venture with any Person;

                           (iv) any agreement (or group of related agreements)
under which any indebtedness for borrowed money or capitalized lease obligation has been created, incurred, assumed or guaranteed;

                           (v) any agreement (or group of related agreements)
pursuant to which any Lien has been granted or imposed on any assets or properties of the Company;

                           (vi) any agreement concerning noncompetition,
noninterference, nondisclosure or confidentiality obligations imposed on the Company;

                           (vii) any agreement with Stockholder or any other
Affiliate of Stockholder or the Company;

                           (viii) any Employee Benefit Plan or other plan,
contract, commitment or arrangement for the benefit of the Company's current or former directors or officers or its current or former Employees;

                           (ix) any collective bargaining agreement or other
labor agreement;

                           (x) any agreement for the employment of any
individual on a full-time, part-time, consulting or other basis or providing for severance benefits or payments of any kind upon termination of employment of any individual;

                           (xi) any agreement under which the Company has
advanced or loaned any amount to any of its directors or officers or to any of its Employees;

                           (xii) any agreement under which the consequences of a
default or termination is reasonably likely to have a Material Adverse Effect;
or

                           (xiii) any other agreement (or group of related
agreements) the performance of which involves consideration in excess of $50,000.00 per year.

         The Company has delivered to Purchaser a correct and complete copy of each written Material Contract, as amended to date, and a written summary setting forth the terms and conditions of each oral Material Contract. With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not result in a breach, or constitute a default under the Material Contract and will not give any Person the right to accelerate, terminate or modify the Material Contract; (iii) neither the Company nor, to the Knowledge of Company, any other party is in breach or default, and to the Knowledge of Company, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Material Contract; and (iv) to the Knowledge of Company, no party to a Material Contract has repudiated any provision of the Material Contract.

         3.22 EMPLOYEE BENEFIT PLANS.

                  (a) Set forth on Schedule 3.22 is a true and complete list of each Employee Benefit Plan of the Company or the Stockholder providing benefits to any Employee, retiree, former Employee, director or consultant of the Company, or any of their dependents, survivors or beneficiaries, to which the Company is a party, which is maintained or contributed to by the Company or the Stockholder, or with respect to which the Company could incur material liability under Section 4069, 4201 or 4212(c) of ERISA (the "Company's Employee Benefit Plans"). Each of the Company's Employee Benefit Plans complies in form and in operation in all material respects with the applicable requirements of ERISA, COBRA, the Code and any other applicable laws, statutes, constitutions or ordinances, or rules or regulations of all Authorities. The Company shall not be required to "gross up" or otherwise compensate any Person because of the imposition of any excise Taxes on a payment pursuant to an Employee Benefit Plan to such Person.

                  (b) Attached to Schedule 3.22 are correct, accurate and complete copies of (i) all documents evidencing each of the Company's Employee Benefit Plans, as amended (or correct, accurate and complete written summaries of such Employee Benefit Plans to the extent not evidenced by such documents);
(ii) all documents evidencing trusts relating to Company's Employee Benefit Plans, as amended; (iii) where applicable, the last filed Form 5500 or 5500-C with respect to each of the Company's Employee Benefit Plans; (iv) the Form PBGC-1 filed in each of the most recent three plan years for each such Employee Pension Benefit Plan that is subject to Title IV of ERISA, and (v) where applicable, the audited financial statements of each of the Company's Employee Benefit Plans, and all schedules and exhibits to all such documents listed in Subsections (i)-(v). Attached to Schedule 3.22 are correct, complete and accurate copies of the actuarial reports performed on the last valuation date for each such Employee Pension Benefit Plan. The Company or the Stockholder, as applicable, has timely filed all Forms 5500, 5500-C or PBGC-1, as applicable, required to be filed for each of the Company's Employee Benefit Plans.

                  (c) Each of the Company's Employee Benefit Plans which is intended to qualify under Section 401(a) of the Code or under Section 501(c)(9) of the Code has received a favorable determination letter, and the related trusts have been determined to be exempt from taxation. Attached to Schedule
3.22 is a copy of the most recent determination letter with respect to each of the Company's Employee Benefit Plans and nothing has occurred since the date of such determination letter that would cause the loss of such qualification or exemption, and no assessment of any Taxes has been made or, threatened in writing against the Company or the Stockholder, or any related trust of any of the Company's Employee Benefit Plans on the basis of a failure of such qualification or exemption. Except as set forth on Schedule 3.22(c), the consummation of the transactions contemplated by this Agreement shall not result in the payment, vesting or acceleration of any benefit under the Company's Employee Benefit Plans.

                  (d) With respect to each Employee Pension Benefit Plan of the Company or the Stockholder in which the Company participates or has participated, except as provided on Schedule 3.22(d) (i) neither the Company nor the Stockholder has withdrawn from such Employee Pension Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA) where such withdrawal could result in liability of such substantial employer pursuant to Section 4062(e) or 4063 of ERISA, (ii) neither the Company nor the Stockholder has filed a notice of intent to terminate any such Employee Pension Benefit Plan or adopted any amendment to treat any such Employee Pension Benefit Plan as terminated, (iii) the PBGC has not instituted proceedings to terminate any such Employee Pension Benefit Plan, (iv) no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for termination of, or the appointment of a trustee to administer, any such Employee Pension Benefit Plan (v) no accumulated funding deficiency, whether or not waived, exists with respect to any such Employee Pension Benefit Plan, and no condition has occurred or exists which with the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Employee Pension Benefit Plan, (vi) since the last valuation date for each Employee Pension Benefit Plan no event has occurred or circumstances exist that would increase the amount of benefits under any such Employee Pension Benefit Plan or that would cause the excess of plan assets over benefit liabilities (as defined in Section 4001 of ERISA) to decrease, or the amount by which benefit liabilities exceed plan assets to increase, (vii) all required premium payments to the PBGC have been paid when due, and (viii) within the three-year period ending on the date of this Agreement, no reportable event, as described in Section 4043 of ERISA, has occurred with respect to any such Employee Pension Benefit Plan.

                  (e) All costs of any of the Company's Employee Benefit Plans which are sponsored by the Company and subject to Title IV of ERISA have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices.

                  (f) Each Employee Welfare Benefit Plan included in the Company's Employee Benefit Plans has, to the extent applicable, at all times been in compliance in all material respects with the provisions of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA. Except as disclosed on Schedule 3.22, none of the Employee Welfare Benefit Plans provides or promises post-retirement health or life benefits to current Employees or retirees of the Company beyond their retirement date or other termination of service, except as required by applicable law.

                  (g) Except as disclosed on Schedule 3.22, (1) all contributions by the Company which are due under the terms of each of the Company's Employee Benefit Plans have been made by the due date thereof and all contributions by the Company for any period ending on or before the Closing Date which are not yet due have been paid or properly accrued in the Financial Statements in accordance with applicable law and will be accrued on the Closing Balance Sheet and (2) all contributions by the Stockholder which are due under the terms of each of the Company's Employee Benefit Plans have been made by the due date thereof and all contributions by the Stockholder for any period ending on or before the Closing Date which are not yet due will be paid by the Stockholder by the due date. All premiums or other payments for all periods ending on or before the Closing Date have been (or prior to the Closing Date will be) paid with respect to each of the Company's Employee Benefit Plans.

                  (h) No Person under common control with the Company (as common control is determined pursuant to Section 414(b) or (c) of the Code) has maintained or contributed to or in any way directly or indirectly has any Liability (whether contingent or otherwise) with respect to any "multiemployer plan", within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or any other benefit plan subject to Title IV of ERISA or Section 412 of the Code.

                  (i) With respect to the Company's Employee Benefit Plans, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company could be subject to any Liability under the terms of the Company's Employee Benefit Plans, ERISA, the Code or any other applicable law which Liability would have a Material Adverse Effect on the Company. No legal action, suit or claim is pending or threatened in writing with respect to any of the Company's Employee Benefit Plans (other than routine claims for benefits in the ordinary course).

                  (j) No "prohibited transaction" as such term is defined in
Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any of the Company's Employee Benefit Plans.

         3.23 INSURANCE. Set forth on Schedule 3.23 is a complete and correct list of all policies of insurance under which Company is insured, specifying for each policy the carrier, the risks insured, the amounts of coverage, the deductible, the premium rate, the expiration date and any pending claims thereunder. All such policies are outstanding and in full force and effect and will remain so until the Closing and, to the Knowledge of Company, any pending claims under such policies do not exceed the policy limits of such policies.
Schedule 3.23 describes any self-insurance arrangements affecting or maintained by the Company.

         3.24 WORK PRODUCT. Except as set forth on Schedule 3.24, the Company has not entered into, or offered to enter into, any agreement, contract, commitment or other arrangement (whether written or oral) pursuant to which the Company is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer ("Rebate Obligations"). Schedule 3.24 sets forth a true and correct listing of all warranty claims made with respect to products or services of the Company sold to others over the last 5 years to which any purchaser may return any products or demand a refund on services provided. All Rebate Obligations set forth on
Schedule 3.24 are reflected in the

Financial Statements or have been incurred after the date thereof in the ordinary course of business consistent with past practice and will be reflected in the Closing Balance Sheet.

         3.25 TAXES.

                  (a) Except as set forth on Schedule 3.25(a), (i) all returns of or for Taxes of the Company, including all information returns, required to be filed by or with respect to the Company (collectively, "Tax Returns") have been filed on a timely basis, (ii) all Taxes which are shown to be due on such Tax Returns have been paid, and all other Taxes as are due have been paid, except such Taxes as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining reserves or accruals in its Financial Statements in an amount equal to the Taxes being contested, (iii) accruals and reserves for Taxes of the Company have been maintained in accordance with GAAP, and (iv) all consolidated federal and combined and/or unitary state income tax returns of or for Taxes of the Stockholder required to be filed by or with respect to the Stockholder and which include the income or loss of the Company have been filed on a timely basis and all Taxes which are shown to be due on such tax returns have been paid except such Taxes as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and the Company shall not incur any Liability for any Taxes relating to periods prior to the Closing, except as accrued for on the Closing Balance Sheet.

                  (b) All Tax Returns have been prepared in all material respects in accordance with all applicable federal, state, local or foreign laws, constitutions, codes, statutes or ordinances and accurately reflect the taxable income or other measure of Tax. To the Knowledge of Company, no claim has ever been made by an Authority in a jurisdiction where Tax Returns are not filed by or with respect to the Company that the Company is or may be subject to taxation in that jurisdiction.

                  (c) No Tax Return filed by or with respect to the Company has been audited by an Authority and there are no pending or, to the Knowledge of Company, threatened actions, suits, proceedings, disputes, investigations, charges, claims or demands of any kind relating to Taxes of the Company or the Tax Returns.

                  (d) No waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax of the Company has been granted.

                  (e) Except as set forth on Schedule 3.25(e), the Company does not have any Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

         3.26 INTERCOMPANY TRANSACTIONS. Except as set forth on Schedule 3.26, no Employee, director, officer or Affiliate of the Company or any entity in which any such Person owns any beneficial interest, is a party to any agreement, contract, commitment or other form of transaction or arrangement with the Company or has an interest in any of the assets or any property used by the Company in connection with the Business as presently conducted.

         3.27 BROKERS. Except for Petsky Prunier LLC, whose fees and other costs and expenses shall be the sole responsibility of Stockholder, the Company represents and warrants that there are no other brokers or finders involved with this transaction, and the Company has not made any agreement or taken any other action which might cause any Person, except for

Petsky Prunier LLC, to become entitled to a broker's or finder's fee or commission as a result of this transaction.

                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         Each of Purchaser and Corporate T represents and warrants to the Company and Stockholder as of the date of this Agreement and as of the Closing Date as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Each of Purchaser and Corporate T is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

         4.2 AUTHORITY AND ENFORCEABILITY. Each of Purchaser and Corporate T has full corporate power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by each of Purchaser and Corporate T have been duly authorized by all necessary corporate action on the part of Purchaser and Corporate T. This Agreement has been duly executed and delivered by each of Purchaser and Corporate T and constitutes the valid and legally binding obligation of each of Purchaser and Corporate T, enforceable in accordance with its terms. Except as set forth on
Schedule 4.2, neither Purchaser nor Corporate T is required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Authority or Person in order for the parties to consummate the transactions contemplated by this Agreement.

         4.3 NONCONTRAVENTION. The execution or delivery of this Agreement (or the consummation of the transactions contemplated hereby) will not (a) violate any law, constitution, code, statute or ordinance or any regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Authority to which Purchaser or Corporate T is subject, (b) violate any provision of the certificate of incorporation or bylaws, as amended, or any resolution adopted by the board of directors or shareholders of Purchaser or Corporate T or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, give any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, license, permit, authorization, instrument or other arrangement to which Purchaser or Corporate T is a party or by which it is bound or to which any of its assets or properties are subject (or result in the imposition of a Lien upon any of its assets).

         4.4 OWNERSHIP AND OPERATIONS OF CORPORATE T. Corporate T has engaged in no business activities other than the transactions contemplated hereby and has conducted its operations only as contemplated hereby. All of the issued and outstanding shares of capital stock of Corporate T are owned by Purchaser and there are no other outstanding shares of capital stock of Corporate T or any outstanding securities convertible into or exchangeable for shares of capital stock of Corporate T.

         4.5 BROKERS. Except as set forth in Section 3.27, there are no brokers or finders known to Purchaser or Corporate T to be involved with this transaction and neither Purchaser nor Corporate T has made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of this transaction.

                                   ARTICLE 5.
                         REPRESENTATIONS AND WARRANTIES
                                 OF STOCKHOLDER

         Stockholder represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date as follows:

         5.1 ORGANIZATION AND GOOD STANDING. The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

         5.2 AUTHORITY AND ENFORCEABILITY. Stockholder has full power and authority, including full corporate power and authority, to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement by Stockholder has been duly authorized by all necessary corporate action on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and constitutes the valid and legally binding obligation of Stockholder, enforceable in accordance with its terms. Stockholder is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Authority or Person in order for the parties to consummate the transactions contemplated by this Agreement.

         5.3 NONCONTRAVENTION. The execution or delivery of this Agreement (or the consummation of the transactions contemplated by this Agreement) will not
(a) violate any law, constitution, code, statute or ordinance, or any regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Authority to which Stockholder is subject, (b) violate any provision of the certificate of incorporation or bylaws, as amended, or any resolution adopted by the board of directors or shareholders of Stockholder, or
(c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, give any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any material agreement, license, permit, authorization, instrument or other arrangement to which Stockholder is a party or by which Stockholder is bound or to which any of the assets or properties of Stockholder are subject (or result in the imposition of any Lien upon any of such assets).

         5.4 TITLE TO SERIES A PREFERRED STOCK. Stockholder is the sole and exclusive record and beneficial holder and owner of the Series A Preferred Stock, free and clear of all Liens.

         5.5 BROKERS. Except as set forth in Section 3.27, there are no brokers or finders known to Stockholder to be involved with this transaction and Stockholder has not made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of this transaction.

                                   ARTICLE 6.
                       CLOSING AND POST-CLOSING COVENANTS

         The parties agree as follows with respect to the period as of and following the Closing:

         6.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 8). Stockholder acknowledges and agrees that from and after the Closing Purchaser shall be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company.

         6.2 POST-CLOSING COOPERATION, ACCESS TO INFORMATION AND RETENTION OF RECORDS.

                  (a) Without limiting the generality of Section 6.1, Stockholder and Purchaser shall cooperate fully with each other after the Closing so that each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the conduct of the Business (whether in the possession of Stockholder or Purchaser). No files, books or records existing at the Closing Date and relating in any manner to the conduct of the Business shall be destroyed by any party for a period of 6 years after the Closing Date without giving the other party at least 30 days' prior written notice, during which time such other party shall have the right (subject to the provisions of Section 6.2(b)) to examine and to remove any such files, books and records prior to their destruction. Without limiting the foregoing, following the Closing, Purchaser agrees to cause the Company to provide such information and data with respect to the Company as from time to time may be reasonably requested by the Stockholder with respect to matters relating to the Stockholder's financial reporting and financial statements, SEC filings, compliance with the Sarbanes-Oxley Act of 2002, tax returns and audits, any current and future litigation, and other related matters.

                  (b) The access to files, books and records contemplated by
Section 6.2(a) shall be during normal business hours and upon not less than 2 days' prior written request, and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

         6.3 STOCKHOLDER LEASED EQUIPMENT. The Stockholder shall use commercially reasonable best efforts to transfer to the Surviving Corporation good and marketable title to the Stockholder Leased Equipment by July 31, 2003, which efforts shall include, but not be limited to, purchasing such equipment at the sole expense of the Stockholder; provided, however, that Stockholder shall have no obligation to physically locate, possess, secure or deliver any item comprising the Stockholder Leased Equipment and shall have no liability to any party for any failure to so physically locate, possess, secure or deliver any item comprising the Stockholder Leased Equipment.

         6.4 EMPLOYEE MATTERS.

                  (a) Stockholder shall cause the Company to, prior to the Closing, pay, or properly and fully accrue on the Closing Balance Sheet as and to the extent required by GAAP, any and all obligations to any Employees with respect to any periods prior to the Closing including any obligations arising out of, or provided by, Company's Employee Benefit Plans.

                  (b) Purchaser may elect to cause Company to terminate the employment of Dave Menzel, Scott Stephens, Matt Briesch or Larry Mazurkiewicz after the Closing. Should Company terminate these Employees without cause within 60 days of the Closing (or 75 days in the case of Matt Briesch and 90 days in the case of Larry Mazurkiewicz), Stockholder shall reimburse the Company for all severance obligations it incurs with regard to such Employees arising from the agreements between such Employees and the Company existing prior to the Closing listed on Schedule 6.4(b), provided that such agreements are not modified, amended or altered following the Closing in a manner that would increase the severance benefits payable thereunder, and provided further that the Company shall immediately return to the Stockholder all sums paid by the Stockholder hereunder with respect to any of such Employees that the Company rehires or engages as an employee, consultant, advisor, director, or otherwise, within one year following a termination of employment giving rise to such reimbursement obligation. In addition, should any of such Employees sign a severance agreement with Stockholder, Stockholder shall make the Company a third party beneficiary to such agreement(s).

         6.5 TAX MATTERS.

                  (a) Notwithstanding any other provision herein or in any confidentiality agreement by and among the parties, in no event shall any information relating to the structure and tax aspects of the transactions contemplated by this Agreement be subject to confidentiality if such confidentiality provisions would reasonably be deemed by any Authority to be a tax shelter.

                  (b) The Stockholder shall prepare and file, or cause to be prepared and filed, all tax returns with respect to all periods through and including the Closing Date, and Stockholder shall include the income or loss of the Company (including any deferred items triggered into income by Reg. Section 1.1502-13 and any excess loss account taken into income under Reg. Section 1.1502-19) in Stockholder's consolidated federal income tax returns and in its combined and/or unitary state tax returns for all periods through the Closing Date and pay any Taxes shown to be due on such tax returns. The income or loss attributable to such periods shall be determined by closing the books of the Company as of the Closing Date. Purchaser shall have the right to review and comment on any such tax returns prepared by Stockholder. Purchaser shall cause the Company to furnish information to Stockholder as reasonably requested by Stockholder to allow Stockholder to satisfy its obligations under this section in accordance with past custom and practice. The Company and Purchaser shall consult and cooperate with Stockholder as to any elections to be made on tax returns of the Company for periods ending on or before the Closing Date. The Company shall retain all books and records related to Taxes pertinent to the Company relating to any taxable period prior to the Closing Date until the expiration of the relevant statute of limitations. The Purchaser shall prepare and file, or cause to be prepared and filed, all tax returns with respect to the Company for all periods following the Closing Date, and Purchaser shall include the income or loss of the Company in its combined or consolidated income tax returns for periods other than periods ending on or before the Closing Date and the Purchaser shall be responsible for paying any Taxes shown to be due on such tax returns.

                  (c) Stockholder shall allow the Company and its counsel to participate in any audit of Stockholder's consolidated federal income tax returns to the extent that such returns relate to the Company.

                  (d) Stockholder shall not settle any audit of a Stockholder consolidated federal income tax return to the extent that such audit relates to the Company in a manner which would adversely affect the Company after the Closing Date, without the prior written consent of the Purchaser whose consent shall not be unreasonably withheld.

         6.6 NONCOMPETITION, NONINTERFERENCE AND CONFIDENTIALITY AGREEMENT. At the Closing, Stockholder, the Company and Purchaser shall enter into a 5 year noncompetition, noninterference and confidentiality agreement, substantially in the form of Exhibit 6.6 (the "Noncompetition Agreement").

         6.7 TRANSITION SERVICES AGREEMENT. At the Closing, the Company and Stockholder shall enter into a Transition Services Agreement, substantially in the form of Exhibit 6.7 (the "Transition Services Agreement").

         6.8 FRANKOWITZ INDEMNIFICATION AGREEMENT. At or prior to the Closing, the Company and Stockholder shall enter into an Agreement regarding the indemnification by Stockholder with respect to the lawsuit entitled Helen Frankowitz v. CMGI, Inc., Yesmail, Inc., Mars Acquisition, Inc. and David Tolmie, Case No. 02-60822-CIV-MORENO/GARBER, pending in the United States District Court for the Southern District of Florida, substantially in the form of Exhibit 6.8 (the "Frankowitz Indemnification Agreement").

         6.9 SAN FRANCISCO LEASE AMENDMENT. At or prior to the Closing, the Company and Stockholder shall enter into an Amendment to the San Francisco Lease, substantially in the form of Exhibit 6.9 (the "San Francisco Lease Amendment").

         6.10 GREAT LAKES LEASE ASSIGNMENT. At or prior to the Closing, the Company and Stockholder shall enter into an Assignment and Assumption Agreement, substantially in the form of Exhibit 6.10 (the "Great Lakes Lease Assignment").

         6.11 RIVERSIDE LEASE TERMINATION AGREEMENT. At or prior to the Closing, the Company and the Riverside Lease Landlord shall enter into a Termination Agreement, substantially in the form of Exhibit 6.11 (the "Riverside Lease Termination Agreement").

         6.12 OFFICE FURNITURE AND TELEPHONE EQUIPMENT. Purchaser shall not remove any Office Furniture and Telephone Equipment from the Riverside Lease premises at any time or for any reason without the prior written consent of the Riverside Lease Landlord. Purchaser shall cause Surviving Corporation not to remove any Office Furniture and Telephone Equipment from the Riverside Lease premises at any time or for any reason without the prior written consent of the Riverside Lease Landlord.

         6.13 RIVERSIDE LEASE PREMISES. Following the Closing, Purchaser shall cause Surviving Corporation to perform all of its obligations under the Riverside Lease and the Riverside Lease Termination Agreement, including without limitation vacating the Riverside Lease premises prior to May 31, 2003, and Purchaser shall cause Surviving Corporation to not take any action or omit to take any action that would result in a breach or default under either the Riverside Lease or the Riverside Lease Termination Agreement.

         6.14 401(k) ACCOUNTS. Purchaser will not assume any obligations of Stockholder under any Employee Benefit Plans of the Stockholder, and will not merge any individual Employee 401(k) accounts with or into any Employee Benefit Plan of Purchaser.

         6.15 ANDOVER LICENSE. At or prior to the Closing, the Company and Stockholder shall enter into a License Agreement, substantially in the form of
Exhibit 6.15 (the "Andover License").

                                   ARTICLE 7.
                       CONDITIONS PRECEDENT TO THE CLOSING

         7.1 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION. The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Section 7.1. Purchaser may waive any or all of these conditions in whole or in part without prior notice.

                  (a) No action, suit or proceeding shall be pending or, to the Knowledge of Company, threatened before any Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation by the Company or the

Stockholder of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

                  (b) Purchaser shall have received a certificate from the Company, dated as of the Closing Date, certifying that the conditions specified in Section 7.1(a) have been satisfied in all respects.

                  (c) Purchaser shall have received the stock certificates representing the Series A Preferred Stock.

                  (d) The Company shall have taken all actions required under, and shall have procured and delivered to Purchaser all third party consents contemplated by Section 3.2.

                  (e) Purchaser shall have received certificates of good standing or existence for the Company and Stockholder from the secretary of state of each such entity's state of incorporation and from the secretary of state for each state where the Company is qualified to do business as a foreign corporation as set forth on Schedule 3.1, each of which shall be satisfactory to Purchaser in its reasonable discretion.

                  (f) Purchaser shall have received the resignations, effective as of the Closing, of each director of the Company and the resignation of each officer of the Company from his respective office, but not as an Employee of the Company.

                  (g) Stockholder and the Escrow Agent shall have each executed and delivered to Purchaser the Escrow Agreement, dated as of the Closing Date.

                  (h) Stockholder and the Company shall have executed and delivered to Purchaser the Noncompetition Agreement, dated as of the Closing Date.

                  (i) Purchaser shall have received documentation from the Company evidencing the Company's termination of its 2000 Stock Incentive Plan, which shall be satisfactory to Purchaser in its reasonable discretion.

                  (j) Stockholder shall have executed and delivered to Purchaser documentation, to the reasonable satisfaction of Purchaser, releasing all Liens against the Company from all liability it may have to Stockholder as a result of any Intercompany Transaction or as a result of its status as an Affiliate of Stockholder, including, but not limited to, UCC-3 Termination Statement.

                  (k) The Company and the Riverside Lease Landlord shall have executed and delivered the Riverside Lease Termination Agreement.

                  (l) Stockholder and the Company shall have executed and delivered the San Francisco Lease Amendment.

                  (m) Stockholder and the Company shall have executed and delivered the Great Lakes Lease Assignment.

                  (n) Stockholder and the Company shall have executed and delivered to Purchaser the Transition Services Agreement, dated as of the Closing Date, (the "Transition Services Agreement").

                  (o) Stockholder and the Company shall have executed and delivered the Frankowitz Indemnification Agreement.

                  (p) The form and substance of all statements, certificates, instruments, opinions and other documents or items delivered to Purchaser under this Agreement shall be satisfactory in all reasonable respects to Purchaser and its counsel.

         7.2 CONDITIONS PRECEDENT TO STOCKHOLDER'S OBLIGATION. The obligation of Stockholder to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing, of all of the conditions set forth in this Section 7.2. Stockholder may waive any or all of these conditions in whole or in part without prior notice.

                  (a) No action, suit or proceeding shall be pending or threatened before any Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the consummation by the Purchaser or Corporate T of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

                  (b) Stockholder shall have received a certificate from Purchaser, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a) have been satisfied in all respects.

                  (c) Stockholder shall have received from Purchaser the Initial Merger Consideration and Purchaser shall have delivered to Escrow Agent the Escrow Amount.

                  (d) Purchaser shall have taken all actions required under, and shall have procured and delivered to Stockholder all third party consents contemplated by Section 4.2.

                  (e) Purchaser shall have executed and delivered to Stockholder the Noncompetition Agreement, dated as of the Closing Date.

                  (f) Purchaser and Escrow Agent shall have each executed and delivered to Stockholder the Escrow Agreement, dated as of the Closing Date.

                  (g) The form and substance of all statements, certificates, instruments, opinions or other documents or items delivered to Stockholder under this Agreement shall be satisfactory in all reasonable respects to Stockholder and its counsel.

                                   ARTICLE 8.
                                 INDEMNIFICATION

         8.1 GENERAL INDEMNIFICATION OBLIGATIONS.

                  (a) Stockholder shall indemnify and defend Purchaser and the Surviving Corporation and hold Purchaser and the Surviving Corporation harmless from and against any and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:

                           (i) any misrepresentation or breach of any
representation or warranty made by the Company or by the Stockholder in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered or to be furnished or delivered by the Company or by the Stockholder to Purchaser pursuant to this Agreement;

                           (ii) any failure by Stockholder to perform any
covenant or agreement of the Stockholder in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered or to be furnished or delivered by Stockholder to Purchaser pursuant to this Agreement;

                           (iii) the Chicago Leases (other than Adverse
Consequences related to or arising from breaches by the Surviving Corporation of the Riverside Lease or the Riverside Lease Termination Agreement following the Closing);

                           (iv) the Company's 2000 Stock Incentive Plan; or

                           (v) the Stockholder's failure to obtain the IRS
Letter.

                  (b) Purchaser shall indemnify and defend Stockholder and hold Stockholder harmless from and against any and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:

                           (i) any misrepresentation or breach of any
representation or warranty made by Purchaser in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered or to be furnished or delivered by Purchaser to Stockholder pursuant to this Agreement;

                           (ii) any failure by Purchaser to perform any covenant
or agreement of the Purchaser in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered or to be furnished or delivered by Purchaser to Stockholder pursuant to this Agreement;

                           (iii) the Liabilities of the Company set forth on the
face of the Closing Balance Sheet, but only in the amounts set forth on the face of the Closing Balance Sheet,

                           (iv) the ownership or operation of the Company on or
after the Closing Date; or

                           (v) the Residual Value Accrual Liabilities..

                  (c) Any payments made by Stockholder to an Indemnified Party pursuant to this Article 8 shall be treated as an adjustment to the Initial Merger Consideration.

         8.2 GENERAL INDEMNIFICATION PROCEDURES.

                  (a) A party seeking indemnification pursuant to this Article 8 (an "Indemnified Party") shall give notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought pursuant to this Article 8 (a "Claim") and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any Liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party will be entitled to assume the defense of such Claim, including the employment of counsel and the payment of expenses in connection with such Claim. Upon written notice by the Indemnifying Party to the Indemnified

Party that the Indemnifying Party elects to assume such defense, the Indemnifying Party shall not be liable hereunder for fees and disbursements of counsel to the Indemnified Party subsequently incurred, other than as provided herein. Any Indemnified Party may participate in the defense of such Claim at its own expense. Notwithstanding the assumption of such defense by the Indemnifying Party, the Indemnified Party will have the right to employ its own counsel and the Indemnifying Party shall bear the reasonable fees and disbursements of such counsel only if (i) the Indemnifying Party authorizes the employment of such counsel, (ii) the Indemnifying Party has failed in its obligation to employ counsel to take charge of such defense, or (iii) in the written opinion of the Indemnified Party's counsel, the use of joint counsel presents a conflict of interest or prevents adequate representation of the interests of both the Indemnified Party and the Indemnifying Party. Any survival period time limitation specified in Section 10.4 shall not apply to a Claim which has been the subject of notice from the Indemnified Party to the Indemnifying Party given prior to the expiration of such period. For purposes of this Article 8, including the determination of Claims by Purchaser, any and all references to a "Material Adverse Effect" or "material" limitations or limitations as to "Knowledge" in Company's representations and warranties which determine whether a breach has occurred shall not, if it is ultimately determined that a breach has occurred, be considered a deductible or a separate basket (i.e., if it is ultimately determined that a breach has occurred, the Adverse Consequences shall be calculated from the first dollar of loss).

                  (b) The Indemnified Party shall not settle or compromise any Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party. For purposes of calculating the monetary amount of Adverse Consequences for which any Claim may be made, a credit will be given to the extent of any insurance or other recovery received by an Indemnified Party resulting from such Adverse Consequences or from the subject matter giving rise to such Adverse Consequences.

                  (c) Notwithstanding anything to the contrary herein, (1) the aggregate liability of the Stockholder for Adverse Consequences under this Agreement shall not exceed $2,500,000.00, and (2) the Stockholder shall not be liable for Adverse Consequences under this Agreement unless and until the aggregate amount of Adverse Consequences exceeds $50,000.00 (the "Basket"). Once the Adverse Consequences exceed $50,000.00, Purchaser shall be entitled to indemnification for all Adverse Consequences, including the initial $50,000.00; provided, however, said $2,500,000.00 limitation and the Basket shall not apply to (i) Claims under Section 8.1(a) relating to a breach of the representation and warranty of the Company contained in Section 3.25; (ii) Claims under Section 8.1(a) relating to a breach of the representation and warranty of the Stockholder contained in Section 5.4; (iii) any breach of a covenant of Stockholder; or (iv) Claims under Section 8.1(a)(iii)-(iv). The rights of the Indemnified Parties under this Article 8 shall be the sole and exclusive remedy of the Indemnified Parties with respect to any Claim resulting from or related to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement or in any statement, certificate, instrument or other document or item furnished or delivered or to be furnished or delivered pursuant to this Agreement, except with respect to (i) Claims under
Section 8.1(a) relating to a breach of the representation and warranty of the Company contained in Section 3.25; (ii) Claims under Section 8.1(a) relating to a breach of the representation and warranty of the Stockholder contained in
Section 5.4; (iii) any breach of a covenant; (iv) Claims under Section 8.1(a)(iii)-(iv); or (v) Claims under Section 8.1(b)(iii)-(v). In addition, the $2,500,000.00 limitation shall not apply to any Claim under Section 8.1(a)(v).

                  (d) In no event shall the provisions of this Article 8 in any way modify or otherwise limit the rights and remedies available to any of the parties with regard to a claim of fraud. The parties shall be entitled as a result of misrepresentation, breach or default under this

Agreement, to pursue any and all non-monetary relief to which any of them may otherwise be entitled at law, in equity or otherwise.

                       ARTICLE 9. [INTENTIONALLY OMITTED]

                                   ARTICLE 10.
                                  MISCELLANEOUS

         10.1 EXPENSES. Except as otherwise set forth in this Agreement, Stockholder shall pay (without the use of the Company's funds) all costs and expenses incurred or to be incurred by Stockholder or the Company in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including all attorneys' fees, accountants' fees (if any) and related costs and expenses. Except as otherwise set forth in this Agreement, Purchaser shall pay all costs and expenses incurred or to be incurred by Purchaser and Corporate T in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including all attorneys' fees, accountants' fees and related costs and expenses.

         10.2 [INTENTIONALLY OMITTED]

         10.3 OTHER PROSPECTIVE PURCHASERS. Purchaser shall not incur any Liability in connection with the transactions contemplated by this Agreement to any other Person with whom Stockholder or the Company, or their agents or representatives, have had negotiations or discussions regarding any potential merger, sale or exchange of capital stock or other business combination involving the Company or any proposal or offer to acquire in any manner a substantial equity interest in the Company or all or a substantial portion of the assets of the Company.

         10.4 SURVIVAL. All representations and warranties of Purchaser, Corporate T, Stockholder and the Company contained in this Agreement or any statement, certificate, instrument or other document or item delivered or furnished pursuant to this Agreement shall survive the Closing and continue until two years after the Closing Date, except for the representations and warranties contained in Sections 3.14, 3.15 and 3.25, which shall survive for the applicable statute of limitations period, and except for the representations and warranties contained in Section 5.4, which shall survive ad infinitum.

         10.5 NOTICES. All notices, consents, requests, instructions, approvals, demands and other communications provided for herein shall be validly given, made or served if in writing and delivered personally by hand, by a nationally recognized overnight courier service (i.e., FedEx or United Parcel Service), or by United States certified or registered first class mail, postage prepaid with return receipt requested. Each such notice, consent, request, instruction, approval, demand or other communication shall be effective if delivered (a) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 10.5, or (b) by United States certified or registered first class mail, on the date appearing on the return receipt therefor. In the event that a party is unable to deliver a notice, consent, request, instruction, approval, demand, or other communication due to the inaccuracy of the address provided by the other party pursuant to this
Section 10.5, or the other party's failure to notify the party of a change of its address as specified pursuant to this Section 10.5, such notice, consent, request, instruction, approval, demand, or other communication shall be deemed to be effective upon confirmation by a nationally recognized overnight courier service of its failure to complete delivery to the other party's address as set forth in this Section 10.5 (or other address duly given to the party by the other party in accordance with this Section 10.5).

         Addresses for notices (unless and until written notice is given of any other address or facsimile transmission number):

          If to Purchaser, to:                 If to Stockholder, to:

          infoUSA Inc.                         CMGI, Inc.
          5711 S. 86th Circle                  100 Brickstone Square
          Omaha, NE  68127                     Andover, MA 01810
          Attention:  Vinod Gupta              Attention:  General Counsel


          with a copy to:                      with a copy to:

          Koley Jessen P.C.,                   Browne Rosedale & Lanouette LLP
          A Limited Liability Organization     100 Brickstone Square
          One Pacific Place, Suite 800         Andover, MA  01810
          1125 South 103rd Street              Attention: Kevin P. Lanouette
          Omaha, NE  68124-1079
          Attention:  Roberta L. Christensen


         10.6 CONSTRUCTION. Any reference to any federal, state, local or foreign law, constitution, code, statute or ordinance shall be deemed to include all rules and regulations promulgated thereunder (by any Authority or otherwise), any amendments thereto and any successor law, unless the context otherwise requires. "Including" means "including without limitation" and does not limit the preceding words or terms. The words "or" and "nor" are inclusive and include "and". The singular shall include the plural and vice versa. Each word of gender shall include each other word of gender as the context may require. References to "Articles" or "Sections" or "Schedules" or "Exhibits" shall mean Articles or Sections of this Agreement or Schedules or Exhibits attached to this Agreement, unless otherwise expressly indicated. The title of each Article and the headings or titles preceding the text of the Sections are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect the meaning, construction or effect of this Agreement. The parties have each participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         10.7 ENTIRE AGREEMENT. This Agreement, including the recitals to this Agreement, together with all Schedules and Exhibits attached to this Agreement, including that certain Confidentiality Agreement between Stockholder and Purchaser dated January 10, 2003, attached as Exhibit 10.7, each of which are made a part of this Agreement by this reference, constitutes the entire understanding of the parties and supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter of this Agreement, including that certain Letter of Intent between Stockholder and Purchaser dated January 24, 2003, as amended. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         10.8 RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any benefit, right or remedy under or by reason of this Agreement on any Persons other than the parties to this Agreement and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or

Liability of any other Person to any party to this Agreement, nor shall any provision give any other Person any right of subrogation or action over or against any party to this Agreement.

         10.9 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, the parties to this Agreement and their respective representatives, successors and permitted assigns. None of the parties to this Agreement may assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that Purchaser may assign any or all of its rights, interests or obligations under this Agreement to one or more of its Affiliates (in any or all of which cases Purchaser nonetheless shall remain responsible to Stockholder for the performance of all of its obligations under this Agreement).

         10.10 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, without giving effect to conflict of law principles thereof.

         10.11 COUNTERPARTS; EXECUTION BY FACSIMILE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. The parties may execute this Agreement and all other agreements, certificates, instruments and other documents contemplated by this Agreement and exchange on the Closing Date counterparts of such documents by means of facsimile transmission and the parties agree that the receipt of such executed counterparts shall be binding on such parties and shall be construed as originals. After the Closing the parties shall promptly exchange original versions of this Agreement and all other agreements, certificates, instruments and other documents contemplated by this Agreement that were executed and exchanged by facsimile transmission pursuant to this Section 10.11.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                    infoUSA Inc., a Delaware corporation,
                                    Purchaser

                                    By:
                                       -----------------------------------------
                                    Its:
                                        ----------------------------------------

                                    Corporate T, a Delaware corporation,
                                    Corporate T

                                    By:
                                       -----------------------------------------
                                    Its:
                                        ----------------------------------------

                                    CMGI, Inc., a Delaware corporation,
                                    Stockholder

                                    By:
                                       -----------------------------------------
                                    Its:
                                        ----------------------------------------

                                    Yesmail, Inc., a Delaware corporation, the Company

                                    By:
                                       -----------------------------------------
                                    Its:
                                        ----------------------------------------